Exhibit 10.12

Contract #           40016007

Sold to Party#     1026334

2007 RESELLER AGREEMENT

SONY ELECTRONICS INC.

ARTICLE I   PARTIES TO THIS AGREEMENT

This Agreement is entered into and is effective as of April 01, 2007 (“Effective Date”) by and between:

Sony Electronics Inc. 16450 W. Bernardo Dr San Diego, CA 92127	and	Southern Imaging, Inc. 2720 Commodore Drive Suite 150 CARROLLTON, TX 75007

(hereinafter referred to as “Sony”)		(hereinafter referred to as the “Reseller)

ARTICLE II   PREMISES OF THIS AGREEMENT

WHEREAS, Sony is engaged in the sale or license and distribution throughout the United States of various electronic products, related accessories and software; and

WHEREAS, the Reseller desires and is willing to resell or license such products, accessories and software and represents that it is capable of providing the necessary facilities therefor.

NOW THEREFORE, by reason of the foregoing premises and in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

ARTICLE III   THE TERM AND DEFINITIONS

(a)

Term:  This Agreement shall commence as of the Effective Date and expire MARCH 31,2008 (the “Term”) unless earlier terminated in accordance with Article IV, Section 10.0.

(b)

Products:  The term the “Product(s)” refer(s) to those products, accessories and software of Sony which the Reseller is authorized to purchase and resell or license pursuant to each Schedule.

(c)

Schedules:  Each Schedule identifies the Products which the Reseller is authorized to purchase and resell or license, and contains terms and conditions regarding the Products which may be in addition to or different from the General Terms and conditions set forth in Article IV.

(d)

General Definitions:

The term the “Principal Business Location” refers to the Resellers address set forth in Article I above.

The term the “Authorized Business Location(s)” refers to the Principal Business Location and to the locations which are identified as Authorized Business Locations, if any, listed below:

Southern Imaging. Inc. 2720 Commodore Drive Suite 150 CARROLLTON TX 75007

Upon written notice, Sony may from time to time, add or delete Authorized Business Locations.

The term the “Customer(s)” refer(s) to those third parties identified in a Schedule to whom the Reseller is authorized to resell the Products.

The term “sale” or “resale” also refers to license in the case of Products which are software.

The term the “Territory” refers to the geographical area within the continental United States and Alaska identified in a Schedule in which the Reseller is authorized to resell the Products.

ARTICLE IV   GENERAL TERMS AND CONDITIONS

SECTION 1.0:    APPOINTMENT

1.1

Appointment Sony hereby appoints the Reseller, for the Term hereof, on a non-exclusive basis, to sell and promote the sale of the Products to the Customers in the Territory, subject to the terms and conditions of this Agreement and any additional and/or different turns and conditions set forth in a Schedule. Sony may, in Its sole discretion, appoint additional resellers and/or other types of resellers in the Territory and/or sell the Products directly or indirectly to the Customers.

1.2

Status as Independent Contractor: The relationship established between Sony and the Reseller by this Agreement is that of a vendor to its vendee and nothing herein contained shall be deemed to establish or otherwise create a relationship of principal and agent between Sony and the Reseller. The Reseller represents that it is an independent contractor who will not be deemed an agent of Sony for any purpose whatsoever and neither the Reseller nor any of its agents or employees will have any right or authority to assume or create any obligation of any kind, whether express or implied, on behalf of Sony. The parties acknowledge this Agreement is not a franchise agreement and does not create a franchise relationship between the parties and if any provision of this Agreement is deemed to create a franchise between the parties, then this Agreement will be deemed null and void and will automatically terminate as if such provision had been deemed unenforceable by a court as provided in Article IV, Section 16.6.

1.3

Sole Compensation: The Reseller acknowledges that its sole compensation under this Agreement shall be the proceeds it may receive, if any, on its resale of the Products.

SECTION 2.0:  GENERAL RESELLER PERFORMANCE REQUIREMENTS

During the Term, the Reseller shall:

(a)

support, promote, advertise and use its best efforts to maximize its resale of the Products in accordance with this Agreement and any applicable Schedules;

(b)

not, without Sony’s prior express written permission, knowingly sell or otherwise participate in the selling of the Products to any third party where the end product in which the Products may be incorporated could be tamed or classified as medical life support or aircraft instrumentation;

(c)

refrain from engaging in any unfair competitive or misleading or deceptive practices respecting the Products, including but not limited to product disparagement and bait and switch practices; and comply with all applicable federal, state and local laws and regulations, including but not limited to those related to the delivery of warranties, disclosures and privacy respecting the Products;

(d)

not: (i) sell or offer to sell any of the Sony-branded products set forth in the Schedule(s), or otherwise offered by Sony, other than the Products purchased by the Reseller from Sony or a Sony authorized reseller or distributor of same; (ii) purchase the Products, or any of the other Sony-branded products offered by Sony, from any source other than Sony or a Sony authorized distributor or reader of same. The Reseller acknowledges that nothing herein shall be deemed to authorize or grant the Reseller the right to state or imply in any manner that it is authorized to promote or sell Sony-branded products other than the Products and that it will not state or imply in any medium anything to the contrary unless the Reseller has been so authorized by another unit of Sony Corporation (Japan) responsible for the sale and marketing of such other Sony-branded products;

(e)

promptly provide Sony, when requested, with reports as to year-to-date sales of the Products by each Authored Business Location; and,

(f)

promptly provide Sony, when requested, with information relating to its compliance with applicable laws; and,

(g)

immediately forward to Sony the information concerning all complaints or claims of damage relating to any of the Products that may come to the Resellers attention.

SECTION 3.0:  SALE OF THE PRODUCTS

3.1

Terms of Sale: Sony shall sell the Products to the Reseller upon the terms and conditions set forth in this Agreement and any additional and/or different terms and conditions set forth in a Schedule. From lime to time, Sony may provide to the Reseller certain programs and poises related to the resale of its Products.

3.2

Price: Sony may change the prices of any of the Products. My new prices shall be effective on the date set forth in the announcement issued by Sony.

3.3

Resale of the Products: The Reseller shall unilaterally establish its own resale prices and terms with respect to the Products, provided, however, that Sony reserves the right to establish the maximum prices at which the Products may be re-sold. Except as stated in the preceding sentence, Sony and its employees will neither have authority to Instruct the Reseller as to what the resale prices of the Products must be, nor to interfere with the Resellers independent establishment of such prices.

3.4

Allocations: Sony may, in its sole discretion, allocate its inventory of the Products.

3.5

Availability/Changes In the Products: Sony may, in its sole discretion, discontinue the sale of. or effect changes to. any of the Products or parts/accessories thereto (except where continued availability is required by law) without advance notice thereof to the Reseller and without obligation to modify or change any of the Products previously delivered or to supply new Products meeting earlier specifications.

3.6

Taxes: The Reseller shall bear the cost of any taxes (exclusive of taxes based on Sony’s net income), levies, duties and fees of any kind, nature or description whatsoever applicable to any of the Products supplied by Sony to the Reseller. The Reseller will pay to Sony all such sums upon demand unless the Reseller provides Sony, at the time of the submission of its purchase orders for the Products in question, tax exemption certificates or licenses with respect thereto acceptable to the appropriate taxing authorities.

3.7

Adjustments: If the prices at which the Products are sold by Sony to the Reseller represent a price which has been reduced based on a representation by the Reseller that it would make certain quantity purchases, and the Reseller fails to make such quantity purchases, then Sony may, in its sole discretion, adjust the prices to the otherwise prevailing price(s) for the quantity of the Products actually purchased, and the Reseller will pay Sony such price differential promptly upon its receipt of Sony’s invoice therefor.

SECTION 4.0:  PURCHASE ORDERS; SHIPMENTS

4.1

Prevailing Terms: If any purchase orders, acceptances, other documents, or electronic terms and conditions of any kind are used by the Reseller in connection with the purchase of the Products, then, notwithstanding any provisions therein contained to the contrary, same shall be governed by the terms and conditions of this Agreement, and any terms or conditions thereof which are inconsistent, different from, or in addition to the provisions of this Agreement will be deemed null and void.

4.2

Purchase Orders: The Reseller’s orders for the Products shall be subject to acceptance by Sony in writing or by shipment of the Products and will be used by Sony only for its internal bookkeeping to identify the Products, quantities and delivery dates requested by the Reseller. Sony may, in its sole discretion, cancel any of the Reseller’s orders previously accepted by Sony or stop the shipment thereof if the Reseller fails to meet payment schedules or credit requirements established by Sony, or if the Reseller is in default of this Agreement.

4.3

Shipments: Sony shall ship the Products to the Authorized Business Location(s) specified in the Resellers purchase orders, or other authorized distribution center, provided such is authorized by Sony as a ship-to location. The Reseller will bear all costs and expenses incident to Sony’s shipment of the Products to it, except in the case of any shipment which qualifies for prepaid freight under any Sony program then in effect. Sony will select the method of shipment of, and the carrier for, the Products.

4.4

Title and Risk of Loss: Subject to Article IV, Section 6.0, title to the Products sold by Sony to the Reseller shall pass upon Sony’s delivery thereof to the career. Risk of loss or damage to any of the Products in transit, without regard to whether Sony paid the shipping charges therefor or whether any third party is designated as consignee thereof, is the Resellers, whose responsibility it will be to file claims with the carrier provided that, if the carver requires that any claim be filed in Sony’s name, Sony will provide the Reseller the means to do so.

4.5

Times of Delivery:  Delivery dates for the Products set forth in any Reseller order or Sony’s confirmation thereof shall be deemed to be estimated.  However, if Sony delays delivery of any of the Products covered thereby for more than sixty (60) days after the estimated delivery date, then the Reseller may, as its sole remedy therefor, cancel that order for the Products to the extent it has not been previously fulfilled by giving Sony notice thereof within ten (10) days of such date.

4.6

Separate Transaction:  Each Reseller order shall be deemed a separate transaction and each shipment of the Products covered thereby by Sony will constitute a separate sale, obligating the Reseller to pay therefore whether such shipment is in whole or partial fulfillment of an order.

4.7

Electronic Data Interchange: If and to the extent that the parties elect to use electronic communication lines known as Electronic Data Interchange (“EDI”) to allow for the transmission of orders and/or invoices for the Products, and/or to undertake other EDI transaction sets, the terms and conditions of this Agreement shall apply thereto.

4.8

Access to Systems: To the extent either party allows the other to access any of its systems in connection with conducting business under this Agreement, the other party shall treat such access and any information to which they are given access therein with the same degree of care as they would with their own systems and information, including but not limited to protecting access and passwords and the confidentiality of any such systems and information.

SECTION 5.0:  CREDIT INDEBTEDNESS

5.1

Maintenance of Credit Line: The Reseller shall maintain a credit line sufficient to support its purchases of the Products from Sony and to pay any Indebtedness to Sony when due. Sony may, in its sole discretion, either generally or with respect to any specific Reseller order, vary, change or limit the amount or duration of credit allowed to the Reseller. The Reseller will make available to Sony such statements of its financial condition as Sony may, from time to time,reasonably request.

5.2

Unauthorized Deductions/Stopped Payments: Sony reserves the right at all times, either generally or with respect to any specific Reseller order, to vary, change or limit the amount or duration of credit to be allowed to the Reseller. The Reseller shall not make any deductions from any payments to be made to Sony unless the Reseller has received an official credit memorandum from Sony authorizing such deduction. The Reseller will not stop payment on any check or other instrument of payment issued to Sony.

5.3

Default: Acceleration of Obligations and Charge For Late Payment: The Resellers payment for the Products shall be considered past due if it is not received by Sony by the due date shown on Sony’s invoice therefor. If any payment is past due, then in addition to any other remedy available to Sony under this Agreement or at law or in equity therefor, Sony may: (a) declare, by notice to the Reseller, all of the liabilities and obligations of the Remitter to Sony, whether then due or not, to be immediately due unless the past due payment is received by the time specified in the notice; and/or, (b) impose a monthly finance charge on all amounts past due or declared due by (a) above equal to the lesser of one and one half percent (1-1/2%) compounded or the maximum charge allowable by law; and, (c) charge Reseller for Sony’s reasonable expenses of collection therefor, including, but not limited to, attorneys’ and experts’ fees and mud costs.

5.4

Bankruptcy: Credits, discounts, rewards and rebates issued to the Reseller by Sony under this Agreement or any program announced in connection herewith by Sony are available for use by the Reseller only for the future purchase of the Products from Sony, are not cash equivalents, do not create a right of payment to the Reseller, and are not deemed earned until the Products purchased are paid for in full. Any such credits, discounts, rewards and rebates are subject to all of Sony’s rights under applicable state or federal law, including, but not limited to, its rights of setoff and recoupment. If the Reseller is the subject of a voluntary or involuntary bankruptcy proceeding, the automatic stay will not be applicable to any attempt by Sony to effect a reconciliation of accounts with the Reseller by applying any such credits, discounts, rewards and rebates due to the Reeder against amounts due Sony. If any merchandise or amounts previously paid by the Reseller to Sony are returned forfeited, or subject to avoidance or similar action in a bankruptcy proceeding or a proceeding under any similar state statute or federal law, such credits, discounts, rewards and rebates will be deemed null and void and not earned, and any credits, discounts and rebates previously issued to the Reseller that, for whatever reason, are not deemed null and void, will be used to offset any amounts due Sony.

5.5

Time for Inquiries: Unless a shorter time is specified elsewhere in this Agreement, the Reseller acknowledges that any and all inquiries or claims regarding credits, reimbursements, or adjustments of any kind to the Reseller’s account must be initiated in venting and submitted to Sony no later than one hundred eighty (180) days from the date of the invoice, credit memorandum, or other transaction document to which it relates, and the Reseller’s failure to submit inquiries or claims within such time period will constitute a complete and final waiver with respect to the substance of such claim.

SECTION 6.0:  SOFTWARE OWNERSHIP

Retention of Rights: The Reseller acknowledges that Sony or. in applicable instances, Sony’s licensors, retains the entire right, title and interest in and to: (a) the intellectual property (including, without limitation, all patents, copyrights and trade secrets) related to any item of software and related documentation which Sony provides to the Reseller; and, (b) all copies of any software and related documentation which Sony provides to the Reseller Sony shall permit the Reseller to only use such software and documentation internally or to distribute such software and documentation to the Customers, and the Reseller will use such software and documentation or distribute such software and documentation only to the Customers, on such terms and conditions as Sony or its licensors may, from time to time, impose.

SECTION 7.0:  TRADEMARKS/TRADE NAMES

The Reseller acknowledges that it shall have no right to or interest in any trademarks and/or bade names owned, used or claimed now or in the future by Sony, Sony Corporation of America, Sony Corporation (Japan) or the subsidiary or affiliate companies of such corporations.

SECTION 8.0:  INSPECTION / ACCEPTANCE - LIMITED WARRANTIES / DISCLAIMERS

8.1

Inspection/Acceptance: Promptly upon the Resellers receipt of any of the Products under this Agreement, the Reseller shall inspect same and furnish Sony with any claim it may have for (a) shortages or incorrect materials no later than five (5) days after receipt; or, (b) invoicing mistakes no later than twenty (20) days after receipt. Upon receipt of any claim for incorrect materials, Sony will issue the Reseller an authorization to return (“ATR”) for the Products. The Reseller will not return any Product without an ATR from Sony. The Resellers failure to make a claim within the time periods set forth herein will be deemed to constitute the Resellers acceptance of the Products. In the case of any such timely claim, Sony will, upon confirmation of the claim, promptly furnish the Reseller with a credit memorandum for the Products returned and, where applicable and subject to availability, ship the Reseller replacements Products with an invoice therefor.

8.2

Limited Warranty: Sony’s warranty for any of the Products shall be for the benefit of the end-user as set forth In Sony’s Limited Warranty Card enclosed with or accompanying each Product If any of the Products are not accompanied by warranty cards, Sony’s then current warranty applicable to those Products will apply.

8.3

DISCLAIMER OF WARRANTY: THE RESELLER ACKNOWLEDGES THAT EXCEPT FOR THE WARRANTY DESCRIBED IN ARTICLE IV, SECTION 8.2, NO WARRANTIES WITH REGARD TO THE PRODUCTS, WHETHER EXPRESS OR IMPLIED, ARE CREATED BY THIS AGREEMENT. SONY HEREBY DISCLAIMS AND EXCLUDES ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANY WARRANTY AGAINST INFRINGEMENT THAT MAY BE PROVIDED IN SECTION 2-312(3) OF THE UNIFORM COMMERCIAL CODE AND/OR IN ANY OTHER COMPARABLE STATE STATUTE IS EXPRESSLY DISCLAIMED.

8.4

COMPATIBILITY: SONY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE PRODUCTS ARE COMPATIBLE WITH ANY COMBINATION OF PRODUCTS THE RESELLER AND/OR ITS CUSTOMER MAY CHOOSE TO CONNECT TO THE PRODUCTS. IT SHALL BE THE RESELLER’S RESPONSIBILITY TO DETERMINE FOR ITSELF AND THE CUSTOMERS THE SUITABILITY AND COMPATIBILITY OF THE PRODUCTS IN EACH INSTANCE.

SECTION 9.0:  TIME FOR BRINGING SUIT

All causes of action by the Reseller against Sony must be brought within one (1) year following the date on which the event which first gave rise to the cause of action occurred or within one (1) year following the expiration or termination of this Agreement, whichever is earlier.

SECTION 10.0:  TERMINATION OF AGREEMENT

10.1

Termination Without Cause: This Agreement may be terminated without cause by either party giving sixty (60) days prior notice to the other, in which event this Agreement shall terminate an the date set forth in such notice. Sony may, in its sole discretion, terminate any Schedule by giving the Reseller notice thereof.

10.2

Continuation: If, after the expiration of the Term, the parties nonetheless continue to do business, then the Agreement will continue in effect subject to all of its terms and conditions except that Reseller and Sony shall each have the right to terminate the Agreement with or without cause, for any reason or for no reason, upon giving the other thirty (30) days’ prior notice.

10.3

Termination for Cause: Sony may immediately terminate this Agreement by giving the Reseller notice thereof if the Reseller:

(a)

defaults in the observance or performance of any of its obligations under this Agreement which default is not remedied by the Reseller to Sony’s satisfaction in its sole discretion within ten (10) days after Sony gives the Reseller notice thereof; or,

(b)

is unable to pay any and/or all of its debts as they become due or becomes insolvent or ceases to pay any and/or all of its debts as they mature in the ordinary course of business, or makes an assignment for the benefit of its creditors; or,

(c)

is liquidated or dissolved or if any proceedings are commenced by, for or against it under any bankruptcy, insolvency, reorganization of debts or debtors relief law, or law providing for the appointment of a receiver or trustee in bankruptcy; or,

(d)

ceases to conduct its business in the ordinary course by, for example, laying off a large part of its staff or substantially curtailing operating hours or telephone service; or,

(e)

engages directly or indirectly in any attempt to defraud Sony hereunder, or under any program Sony announces in connection herewith a otherwise or fails to comply with applicable law,

This Agreement shall terminate on the date set forth in any notice issued pursuant to this Section.

10.4

Additional Remedies For Breach: If the Reseller defaults in the observance or performance of any of its obligations under this Agreement, Sony may, in its sole discretion, by giving the Reseller notice thereof: (a) suspend doing business with the Reseller under all or any of the Schedules; or, (b) terminate one or more of the Schedules; or, (c) curtail or suspend the Resellers privileges under any promotional incentives, and/or suspend or terminate the Resellers participation in other programs Sony announces in connection herewith.

10.5

Effect of Termination: Upon the termination of this Agreement, Sony may, in its sole discretion, by giving the Reseller notice thereof, immediately terminate any other agreements which may then be in effect between Sony and the Reseller Such right of termination shall be in addition to and, to the extent necessary, supersede any right of termination which may be provided for in any of such other agreements.

10.6

Set-Off: If the Reseller defaults in the observance or performance of any of its obligations under this Agreement or any other agreement(s) with Sony, then Sony may, in its sole discretion, set off against any monies due and owing the Reseller such sum or sums of money due and owing from the Reseller to Sony.

10.7

Cessation of Representation as Authorized Reseller: Upon the expiration or termination of this Agreement or the termination of a Schedule, the Reseller shall immediately remove and discontinue all displays, signs and decals of Sony’s trademarks and service marks related to the affected Products. cease to represent itself as an authorized Reseller of Sony with respect to the Products and otherwise desist from all conduct or representations which might lead its customers or the public to believe that the Reseller continues to be authorized by Sony to sell the Products; provided, however, that the Reseller may, in accordance with the applicable terms and conditions of this Agreement, sell the Products which shall be in its inventory on the date of any such termination or expiration which Sony has not repurchased pursuant to Article IV, Section 11.0.

10.8

Surviving Obligations and Limitations: Neither the expiration nor termination of this Agreement nor the termination of any other agreements which may then be in effect between Sony and the Reseller shall release either party from the obligation to pay any monies that may be owing to the other party or operate to discharge any liability that had been incurred by either party prior to any such expiation or termination.

10.9

Order Procedure After Notice of Termination: During the period between Sony giving the Reseller notice of this Agreement’s or a Schedule’s termination and the effective date of such termination, all the Resellers orders not then fulfilled and all new Reseller orders for the affected Products which are accepted by Sony will be shipped to the Reseller only on a cash in advance basis.

SECTION 11.0:  SONY’S OPTION TO REPURCHASE PRODUCTS

Upon the expiration a termination of this Agreement or the termination of a Schedule, Sony may, in its sole discretion, repurchase from the Reseller any of the Products remaining in the Reseller’s inventory at the lesser of the then prevailing price or the price paid therefor by the Reseller. To enable Sony to determine if it will repurchase any of the affected Products, the Reseller shall, within five (5) days after the effective date of such expiration or termination, submit to Sony a written list of all the affected Products by model and serial number. Within a reasonable period of time after Sony’s receipt of such list the Reseller will permit Sony to inspect such inventory; and within ten (10) days after completion of such inspection, Sony will give the Reseller notice of the affected Products it elects to purchase. Upon receipt of Sony’s notice, the Reseller will deliver the specified Products freight prepaid to a carrier designated by Sony. Payment of the repurchase price will be made to the Reseller either by: (a) the issuance of a credit against any indebtedness of the Reseller to Sony; or, (b) if the repurchase price exceeds such indebtedness, by payment of such excess to the Remitter within thirty (30) days after the delivery of the Products to Sony.

SECTION 12.0:  SERVICE

The Reseller shall have no authority to, and may not, perform or offer to perform service under Sony’s limited warranties for the Products except as provided in a schedule or unless and until it has entered into a separate written agreement with Sony permitting the same.

SECTION 13.0:  AUDIT

For the purpose of verifying compliance by the Reseller with the provisions of and obligations contemplated by this Agreement and any programs Sony announces in connection herewith, the Reseller shell provide Sony and its representatives full access to, and permit Sony to make copes of a abstracts from, the books and records of the Reseller relating to the Products sold by Sony to Reseller and allow Sony to audit such books and records at reasonable intervals. Pending the completion of any such audit, Sony will have the right to delay shipments of the Products to the Reseller.

SECTION 14.0:  NOTICES

14.1

Change In Status: The Reseller shall give Sony immediate notice in writing of: (a) any transaction affecting the ownership of ten percent (10%) or more of the Resellers capital stock, or any significant portion of the Resellers assets, if the Reseller is a corporation; or, (b) any change in the respective interests of the partners, if the Reseller is a partnership; or, (c) any transaction affecting the ownership of any part of the business, if the Reseller is an individual proprietorship; or, (d) any change to the legal structure of the Reseller’s business.

14.2

Change In Name or Address of the Reseller: The Reseller shall give Sony immediate notice in writing of any change in the: (a) name of the Reseller; or, (b) address of the Resellers principal office from that first set forth above.

14.3

Method of Transmission: My notices given under this Agreement shall be given in writing and will be deemed to have been sufficiently given when delivered by hand or sent by facsimile transmission (which is acknowledged by the recipient), overnight courier service or by certified or registered mail, postage and other charges prepaid, to the parties at the addresses first above written or as subsequently changed by notice duly given. The date of mailing or other transmission of any written notice will be deemed the date on which such notice is given unless otherwise specified in the notice.

SECTION 15.0:  GOVERNMENT CONTRACTS

Government Contract Provisions: No provision of any United States government or state or local government contract or subcontract related thereto shall be a part of this Agreement, and this Agreement will not be deemed an acceptance of any government provisions that may be included or referred to in any purchasing document received by Sony from the Reseller.

SECTION 16.0:  GENERAL

16.1

Assignment: The Reseller shall not assign or otherwise transfer this Agreement or any interest or right hereunder or delegate the performance of any of its obligations hereunder to any third party without the prior written consent of Sony which consent may be withheld in Sony’s sole discretion. Any such attempted assignment, transfer or delegation without the prior written consent of Sony will be deemed null and void and result in the immediate termination of this Agreement without necessity of any notice.

16.2

Waivers: Waiver by either party of any default, or either party’s failure to enforce any of the terms and conditions of this Agreement shall not in any way affect, limit or waive such party’s right thereafter to enforce and compel strict performance of every term and condition hereof.

16.3

Non-Exclusiveness: Remedies: Except where expressly stated otherwise, any specific right or remedy provided in this Agreement shall not be exclusive but will be cumulative of all other rights and remedies set forth herein and allowed at law.

16.4

Litigation: In the event of any litigation between the parties which arises out of or is in any way related to this Agreement the prevailing party (the party entitled to recover costs of suit, at such time as all appeals have been exhausted or the time for taking such appeals has expired), shall be entitled to recover reasonable attorneys’ and experts’ fees and costs in addition to such other relief as the court may award.

16.5

Headings: The headings of Articles and Sections in this Agreement are for convenience and reference only, and they shall in no way define, limit, or describe the scope of the provisions or be considered in the interpretation, construction or enforcement hereof.

16.6

Severability: If any term or condition of this Agreement (or portion thereof) is held to be invalid or otherwise unenforceable by a court of competent jurisdiction, such term or condition will be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, will be deemed deleted herefrom, while the remaining terms and conditions hereof remain in full force and effect.

16.7

Survival: Article IV, Sections 2.0 (b) and (g). 3 .7, 5.2, 5.3, 5.5, 6.0, 7.0, 8.0, 9.0, 10.5, 10.6, 10.7, 10.8, 11.0, 13 0, 15.0, 16.4, 16.6, 16.7, 17.0, 18.0, 19.0 and 20.0 shall survive the termination or expiration of this Agreement, as will any term or condition in any Schedule or Rider(s) incorporated in this Agreement where such survival is indicated in or intended by the terms of such term or condition to survive the termination or expiration hereof.

SECTION 17.0:  LIMITATION OF LIABILITY

THE LIABILITY OF SONY, IF ANY, AND THE RESELLER’S SOLE AND EXCLUSIVE REMEDY FOR DAMAGES FOR ANY CLAIM OF ANY KIND WHATSOEVER, REGARDLESS OF LEGAL THEORY, AND WHETHER ARISING IN TORT OR CONTRACT, WITH REGARD TO THIS AGREEMENT, REGARDLESS OF THE DELIVERY OR NON-DELIVERY OF THE PRODUCTS, OR WITH RESPECT TO THE PRODUCTS, SHALL NOT BE GREATER THAN THE ACTUAL PURCHASE PRICE, AND ALL TRANSPORTATION AND CUSTOMARY HANDLING CHARGES PAID FOR THE PRODUCTS WITH RESPECT TO WHICH SUCH CLAIM IS MADE. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND. SUCH DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, COMPENSATION, REIMBURSEMENT OR DAMAGES ON ACCOUNT OF THE LOSS OF PRESENT ORPROSPECTIVE PROFITS, EXPENDITURES, INVESTMENTS OR COMMITMENTS, WHETHER MADE IN THE ESTABLISHMENT, DEVELOPMENT OR MAINTENANCE OF BUSINESS REPUTATION OR GOODWILL, FOR LOSS OF DATA, COST OF SUBSTITUTE PRODUCTS, COST OF CAPITAL, AND THE CLAIMS OF THIRD PARTIES, INCLUDING CUSTOMERS, OR FOR ANY OTHER REASON WHATSOEVER.

SECTION 18.0:  FORCE MAJEURE

Neither party shall be liable to the other for any delay in the performance of any of its obligations under this Agreement due to any cause beyond such party’s reasonable control or due to acts of God, acts of civil or military authorities, fires, labor disturbances, floods, epidemics, governmental rules or regulations, war, riot, delays in transportation or shortages in raw materials or other products, without such palls fault or negligence. This Section will not relieve or release ether party from its obligation to make payment when due of any monies which either party may owe to the other.

SECTION 19.0:  CHOICE OF LAW

This Agreement shall be deemed to have been made and executed in the State of Delaware and any dispute arising hereunder shall be resolved in accordance with the laws of such State, without reference to its conflict of law principles. The parties agree to submit any dispute relating to this Agreement to the exclusive jurisdiction of the courts of the State of Delaware. The parties will not raise in connection therewith any defenses based upon the venue, the inconvenience of the forum, the lack of personal jurisdiction, the sufficiency of service of process or the like in any such action or suit.

SECTION 20.0:  WAIVER OF TRIAL BY JURY

THE PARTIES HEREBY WAIVE TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR SUIT ARISING UNDER THIS AGREEMENT OR OTHERWISE ARISING FROM THE RELATIONSHIP BETWEEN THE PARTIES HEREUNDER.

ARTICLE V   SCHEDULES

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ARTICLE V SCHEDULE

VISUAL IMAGING PRODUCTS DISTRIBUTOR

1.

Products: The term “Products” in this Agreement refers collectively to Sony’s products designated below which the Reseller is authorized to purchase and resell and identified as such in Sony’s Price List using the same designation.

Sony may from time to time change any such designation of Products so authorized and/or Products set forth on any such Price List by giving the Reseller notice thereof.

2.

Terms Common to NI Products :

(a)

Advertising: The Reseller will advertise, promote and market Products only within the Territory therefore and will create and publish all such advertising in accordance with Sony’s Reseller Ad Kit, as such Kit may be amended from time to time by Sony giving the Reseller notice thereof.

VISUAL IMAGING PRODUCTS (DISTRIBUTOR)

The following terms apply to the Reseller’s purchase and resale of Visual Imaging Products under this Agreement:

(a)

Definitions

Customer(s): The term “Customer” in this Agreement refers only to other Sony authorized Visual Imaging Products Resellers and VARs that meet the following criteria: the VAR must purchase Products only for resale as either: (i) an integrated part of a System; or, (ii) additions to, or substitutions in, an existing System sold by the VAR; and, (iii) such other criteria as Sony may from time to time establish.

Territory: The term “Territory” in this Agreement refers to anywhere in the world.

Minimum Purchase Requirement: The term “Minimum Purchase Requirement” in this Agreement refers to $500,000 if the Effective Date for this Schedule is April 1, but if the Effective Date is any date thereafter, same will be prorated based on the number of full months remaining during the Term from such Effective Date. If this Agreement represents the first lime that the Reseller has sold Visual Imaging Products as an authorized Sony Distributor, then the Minimum Purchase Requirement will be $250,000 if the Effective Date for this Schedule is April 1, but if the Effective Date is any date thereafter, same will be prorated based on the number of full months remaining during the Term from such Effective Date.

(b)

Reporting Requirements: The Reseller must submit to Sony by the 10th of each month reports of the Reseller’s previous months’ sales and inventory for the Products via email in the electronic format outlined in Sony’s current Visual Imaging Products’ Policy and Procedure Manual on properly formatted computer disk. In addition, a hard copy of such reports must also be sent to Sony via mail or fax

(c)

Cancellation Requirements: After an order for Products has been accepted by Sony, the Reseller may not modify or cancel such order except by giving written notice to Sony at least thirty (30) days prior to the scheduled shipment date.

(d)

Shipping Conditions: The Reseller will place orders for the Products in master carton quantities. If the Reseller ships to its Customers EVI and/or FCB Products in other than master carton quantities, then the Reseller is responsible to fully and appropriately package each individual Product to protect it from shipping and handling damage.

(e)

Patent and Copyright Indemnification: To the best of Sony’s knowledge, Products when and as manufactured and sold by Say to the Reseller shall be free of any rightful claim of direct infringement per se.

Sony will, at its own expense, defend any suit alleging direct infringement instituted against the Reseller (but not subsidiaries or customers of the Reseller), and indemnify the Reseller against any award of damages and costs for direct infringement (including reasonable attorneys’ fees) made against the Reseller by a court of last resort insofar as the award of damages is based on a final determination that Products as and when furnished by Sony to the Reseller hereunder directly infringed any patent, trademark or copyright of the United States. Indemnification of costs under this Agreement will extend only to actual costs assessed. This indemnity shall not apply to Products made by Sony or modified by Sony in accordance with the Reseller’s specifications.

Sony’s obligation to indemnify the Reseller is conditioned on the following: (i) Sony is notified promptly in writing by the Reseller of any notice of such claim but in no event later than ten (10) days after the Reseller has received notice thereof; (ii) Sony will, at its option, have sole control of the defense of any action on such claim and all negotiations for its settlement or compromise; (iii) the Reseller fully cooperates with Sony in the defense of any action on such claim of direct infringement. If any of the Products become, or in Sails opinion are likely to become, the subject of such a claim or suit, then the Reseller permits Sony, at its own option and expense, (1) to procure for the Reseller the right to continue using the affected Products; (2) to replace or to modify same so that the affected Products become non-infringing; or (3) remove the affected Products, refund the purchase price and pay the costs of removal and transportation back to Sony.

Notwithstanding any term or condition of this Agreement or this Article V to the contrary, Sony has no liability to the Reseller any claim of infringement is based upon or arises out of: (i) alterations to the Products by the Reseller or any third party; (ii) failure of the Reseller to use updated Products provided by Sony for avoiding infringement; (iii) use of Products in combination with apparatus or software not furnished by Sorry; (iv) patented processes or methods allegedly performed by Products; (v) use of Products in a manner for which same were neither designed nor contemplated; (vi) a patent or copyright in which the Reseller or any of its affiliates or subsidiaries has a direct or indirect interest by license or otherwise; or, (vii) the patents relating to computer analysis technology owned or controlled by Jerome Lemelson, his estate, the Lemelson Medical, Education and Research Foundation, Limited Partnership, and/or any of their representatives.

THE WARRANTY SET FORTH ABOVE IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO ANY CLAIM OF INFRINGEMENT BY THE PRODUCTS, ANY WARRANTY AGAINST INFRINGEMENT THAT MAY BE PROVIDED IN SECTION 2-312(3) OF THE UNIFORM COMMERCIAL CODE AND/OR IN ANY OTHER COMPARABLE STATE STATUTE IS EXPRESSLY DISCLAIMED.

The terms and conditions of this Section state the entire liability of Sony for any claim arising from, or based upon, patent, trademark or copyright infringement concerning Products.

The Reseller shall defend, indemnify and hold harmless Sony in the same manner and to the same extent described in the preceding paragraphs concerning any suit or claim brought against Sony in which the alleged infringement arises from: (i) goods manufactured to the Reseller’s design, or in accordance with the Reseller’s specifications; (ii) alterations of Products by the Reseller; or, (iii) from the combination of Products with equipment, software or products not supplied by Sony.

(f)

Policies and Procedures: Sony’s agent Visual Imaging Products Policy and Procedure Manual is incorporated in this Agreement by reference and made a part hereof. Such manual may be amended, from time to time, by Sony giving the Reseller notice thereof.

(g)

Products Inventory Requirements: The Reseller will at all times during the Term have in its inventory a minimum quantity of specific maids of Visual Imaging Products, as may be specified by Saw from time to time, upon 30 (thirty) days prior notice given by Saw to the Reseller.

(h)

Amendments: The Agreement is amended as follows:

Section 3.5 of Article 14 is amended to read as follows:

Availability/Changes in the Products: Sony may, in its sole discretion, discontinue the sale of or effect changes to, any of the Products or parts/accessories thereto (except where continued availability is required by law) by giving the Reseller thirty (30) days prier notice thereof and without obligation to modify or change any Products previously delivered or to supply new Products in accordance with earlier specifications. The Reseller has the option within this thirty (30) day period to place a last time order with Sony that will only be fulfilled subject to Products’ availability.

After a last time order has been accepted by Sony’s acknowledgement in writing or electronically to the Reseller, it cannot be modified or cancelled. In addition, the requested shipping date on all last time orders may not be rescheduled. Products purchased under a last time order are not eligible for stock rotation.

A new Section 3.8 of Article IV is added reading as follows:

Inventory Adjustments and Returns (Stock Rotation): At the end of the sixth (6th) and twelfth (12th) months of Sony’s fiscal year, the Reseller may return for credit a quantity of green-compliant Products (defined under Code #SS00259 of the ROH Guidelines, markedw ith a green sticker on the Products cartons, and those main models listed in Visual Imaging Products current Price List, but not including non-green compliant main models, accessories and no Products purchased under a last time purchase order) previously purchased and paid for by the Reseller, not in excess of ten percent (10%) of the net invoice price of all Products (including accessories) purchased by the Reseller under this Agreement during the immediately preceding six (6) month period provided that: (a) Sony shall have the right to audit the Reseller’s inventory and sales records prior to setting the date for any such return of Products; (b) only new and unused Products which are either in the original factory sealed cartons, or in open master cartons with all factory packaging may be returned; (c) Products so returned were purchased and paid for during the preceding nine (9) month period; and, (d) concurrent with the return of such Products, the Reseller orders a dollar value of Products equal to or greater than the current prevailing price for such returned Products and such new purchase order may not include Products the Reseller is requesting to return. All Products so returned must be A Class Products as defined in Section 3.7.

Section 11.0 of Article IV is amended to read in its entirely as follows:

Sony’s Option to Repurchase Products: Upon the expiration or termination of this Agreement or the termination of any Schedule, Sony will repurchase from the Reseller any of the affected now discontinued A Class Products remaining in the Resellers inventory at the lesser of the then prevailing price or the price paid therefore by the Reseller. The Reseller shall, within five (5) days after the effective date of such expiration or termination, submit to Sony a written list of all such Products remaining in the Resellers inventory by model and serial number. Within a reasonable period of time after Sony’s receipt of such list the Reseller will permit Sony to inspect such inventory; and within ten (10) days after completion of such inspection, Sony will give the Reseller notice of the Products it will repurchase. Upon receipt of Sony’s notice, the Reseller will deliver the specified Products freight prepaid to a carter designated by Sony. Payment of the repurchase price will be made to the Reseller either by: (I) the issuance of a credit against any indebtedness of the Reseller to Sony Visual Imaging Products or Sony Electronics Inc.; or (2) if the repurchase price exceeds such indebtedness, by payment of such excess to the Reseller within thirty (30) days after the delivery of the Products to Sony.

ARTICLE II  INCORPORATION/ENTIRETY OF AGREEMENT

This Agreement supersedes, terminates and otherwise renders null and void any and all prior written and/or oral agreements between the Reseller and Sony with respect to the matters hereinabove expressly set forth, except that nothing herein contained shall be construed as intended to relieve or release either party from its obligation to make payment of any monies which either party may owe to the other party. This Agreement represents and incorporates the entire understanding of the parties with respect to the matters herein expressly set forth and each party acknowledges that there are no warranties, representations, covenants or understandings of any kind, nature or description whatsoever made by either party to the other, except as are herein expressly set forth. This Agreement may only be modified by a written instrument signed by the parties, which instrument makes specific reference to this Agreement and the changes to be made hereto.

The Reseller hereby warrants and represents that the individual executing this Agreement is duly authorized and empowered to bind the Reseller. This Agreement shall be subject to acceptance by Sony through its execution in the space provided below by an authorized representative only. The Reseller acknowledges that this Agreement may be executed by Sony by means of Sony’s stamped or facsimile signatures, and by either party by electronic signature acknowledgement in such manner as may be prescribed by Sony.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

Southern Imaging, Inc. 2720 Commodore Drive Suite 150 CARROLLTON, TX 75007	SONY ELECTRONICS INC.

By:	Accepted	By:	Accepted
(Authorized Signature)

Print Name:	Arthur W. Thompson	Print Name:	Yuhas, Tom

Title:	CFO	Title	National Sales Manager

Date of Acceptance:	3/5/2007

Execution of this Agreement: If the Reseller is a corporation, this Agreement should be agreed to by an officer of the corporation, who should indicate his / her title in the specified field. If the Reseller is a partnership, this Agreement should be agreed to by a general partner, who should so indicate by use of the word “General Partner”. If the Reseller is an individual proprietorship, this should be indicated by use of the title “Sole Proprietor”.